Exhibit 10.21

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Version

LICENSE AGREEMENT

This LICENSE AGREEMENT is entered into this 7th day of January, 2008 (the “EFFECTIVE DATE”) between The University of North Carolina at Chapel Hill having an address at Campus Box 4105, 308 Bynum Hall, Chapel Hill, North Carolina, 27599-4105 (“UNIVERSITY”) and Epizyme, Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office/place of business c/o MPM Capital L.P. at The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116 (“LICENSEE”).

WITNESSETH

WHEREAS, UNIVERSITY owns and controls valuable technologies related to epigenetic screening methods and biological materials identified in the UNIVERSITY files listed below (collectively “INVENTIONS”):

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**])

•	[**] (UNIVERSITY file: [**]); and

WHEREAS, INVENTIONS were developed by Yi Zhang (“ZHANG”) and colleagues (together with ZHANG, the “INVENTOR(S)”) at UNIVERSITY; and

WHEREAS, ZHANG is an employee of the Howard Hughes Medical Institute (“HHMI”), and HHMI has assigned its right in INVENTIONS funded by HHMI to UNIVERSITY, so therefore the applicable terms of this LICENSE AGREEMENT must be consistent with HHMI policy; and

WHEREAS, UNIVERSITY is interested in licensing its information, materials and technology concerning the INVENTIONS in a manner that will benefit the public, and the grant of a license best facilitates the distribution of useful products and the utilization of new processes; and

WHEREAS, LICENSEE desires to obtain a license to use INVENTIONS as herein provided and commits to using commercially reasonable efforts (either itself or through AFFILIATES or sublicensees) and resources in a program of commercializing products and processes based upon or embodying said INVENTIONS under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this LICENSE AGREEMENT and for good and valuable consideration, it is agreed by and between UNIVERSITY and LICENSEE as follows:

ARTICLE 1: DEFINITIONS

1.1 “AFFILIATE” means (a) any person or entity which owns or controls at least fifty percent (50%) of the equity or voting stock of LICENSEE, or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by LICENSEE, or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of the equity or voting stock of LICENSEE.

1.2 “BIOLOGICAL MATERIALS” means any proprietary biological materials developed at UNIVERSITY by INVENTOR(S) (a) as of the Effective Date and which are necessary or useful for practicing the PATENT RIGHTS or INVENTIONS, including without limitation the biological materials described on Appendix A, and (b) during the term of this Agreement, solely to the extent necessary for practicing the PATENT RIGHTS or INVENTIONS. For clarity, BIOLOGICAL MATERIALS excludes any PATENT RIGHTS.

1.3 “COMPANY PRODUCTS” means any therapeutic or diagnostic product (1) that contains as an active ingredient a compound that was initially identified, or whose structure belongs to the same chemical series as a compound that was initially identified, by LICENSEE as a result of LICENSEE’s use of BIOLOGICAL MATERIALS or PATENT RIGHTS, (2) whose manufacture, sale, or intended use is covered by at least one valid, unexpired, enforceable claim in a patent owned or licensed by LICENSEE in the country of sale, and (3) whose manufacture, sale, or use is not covered by any VALID CLAIM in PATENT RIGHTS.

1.4 “CONFIDENTIAL INFORMATION” means all confidential or proprietary information of a party hereto, including without limitation, information related to such party’s products, processes, techniques, technology, formulae, research data, manufacturing methods, know-how, trade secrets, customers, suppliers, information relating to sales and profits and other financial data. For clarity, CONFIDENTIAL INFORMATION of UNIVERSITY includes UNIVERSITY TECHNOLOGY and unpublished patent applications, and CONFIDENTIAL INFORMATION of LICENSEE includes any information or reports disclosed to UNIVERSITY pursuant to Article 4.

1.5 “EQUITY SECURITIES” means the common shares of LICENSEE, any other capital shares of LICENSEE (including preferred shares), and any securities of LICENSEE that are convertible into any capital shares of LICENSEE.

1.6 “LICENSED FIELD” means, and is limited to, the practice and use of PATENT RIGHTS, UNIVERSITY TECHNOLOGY and/or BIOLOGICAL MATERIALS for discovery, development, manufacture and/or commercialization of all therapeutic, prophylactic and/or diagnostic products.

1.7 “LICENSED PRODUCTS” means any method or process, composition, product, or component part thereof, the manufacture, use and/or sale of which is covered in whole or in part by a VALID CLAIM contained in PATENT RIGHTS. For clarity, LICENSED PRODUCTS excludes COMPANY PRODUCTS.

1.8 “LICENSED TERRITORY” means worldwide.

1.9 “NET SALES” means the total invoiced sales price less any charges for (a) sales, use and other taxes, tariffs, duties, excise and other governmental charges (other than a tax on income) levied on the sale, transportation or delivery of LICENSED PRODUCTS and actually paid, (b) shipping, packaging, postage and insurance charges, (c) allowances for returned or defective goods, rebates, credits, chargebacks or retroactive price reductions, (d) trade, quantity and cash discounts, (e) inventory management fees paid to wholesalers and distributors, (f) discounts paid under discount prescription drug programs and reductions for coupon and voucher programs, (g) negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms, and (h) portions of gross amounts billed or invoiced that are written off as uncollectible (it being understood that such amounts shall be credited against future royalties payable hereunder or refunded to LICENSEE, as applicable). LICENSED PRODUCTS will be considered sold when billed out, when delivered or when paid for before delivery, whichever first occurs. Sales or transfers of LICENSED PRODUCTS among LICENSEE and its AFFILIATES and sublicensees for the purpose of subsequent resale to third parties shall not be included in NET SALES; with respect to such sales or transfers, the gross amounts billed or invoiced in connection with the subsequent resale to third parties will be included in the calculation of NET SALES. Use of any LICENSED PRODUCT in clinical trials (including compassionate use or similar programs), pre-clinical studies or other research or development activities, or disposal or transfer of LICENSED PRODUCTS for a bona fide charitable purpose or purposes of a sampling program shall not give rise to any NET SALES.

Notwithstanding the foregoing, in the event that LICENSED PRODUCTS are sold by LICENSEE as part of a combination product or bundled product, the NET SALES of such product, for the purposes of determining royalty payments due under this LICENSE AGREEMENT, shall be determined by multiplying the NET SALES (as originally defined above) of the combination product by the fraction A/(A+B), where A is the average sale price of the LICENSED PRODUCT when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form, so that A+B is the average sale price of the product(s) and, if applicable, the delivery system together, as the case may be. In the event that such average sale price cannot be determined for both the LICENSED PRODUCT and such other product(s) or system(s) in combination, NET SALES for the purposes of determining royalty payments with respect to such combination or bundled product shall be commercially reasonable and determined by good faith negotiation between UNIVERSITY and LICENSEE. If UNIVERSITY and LICENSEE are unable to agree on such determination within [**] days, the dispute shall be submitted to arbitration for resolution pursuant to Section 12.10. However, in no event shall the foregoing reduce NET SALES by an amount greater than [**]percent ([**]%).

1.10 “PATENT RIGHTS” means any United States patents and/or patent applications covering INVENTIONS owned or controlled by UNIVERSITY prior to or during the term of this LICENSE AGREEMENT, as well as any continuations, continuations-in-part (to the extent of claims specifically addressed to subject matter described in the patents and patent applications listed in Appendix A), divisionals, provisionals, continued prosecution applications, or reissues thereof, and any foreign counterpart of any of the foregoing, including without limitations the patent applications listed in Appendix A, as it may be amended from time to time by mutual agreement of the parties to reflect the foregoing definition.

1.11 “UNIVERSITY TECHNOLOGY” means any unpublished research and development information, know-how, and technical data in the possession of INVENTOR(S) as of the Effective Date which relates to and is necessary or useful for the practice of INVENTIONS, excluding BIOLOGICAL MATERIALS and PATENT RIGHTS.

1.12 “VALID CLAIM” means a claim of (a) an issued and unexpired patent, which claim has not been held invalid, unpatentable or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid, unpatentable or unenforceable through abandonment, re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (b) any pending patent application that has not been withdrawn, canceled, abandoned or disclaimed, and is not pending more than [**] years after the earliest claimed priority date of the application.

ARTICLE 2: GRANT OF LICENSE

2.1 UNIVERSITY hereby grants to LICENSEE and its AFFILIATES, to the extent of the LICENSED TERRITORY, a non-exclusive right and license to use UNIVERSITY TECHNOLOGY in the LICENSED FIELD, with the right to sublicense as set forth in Article 6, provided that each such sublicense is granted concurrently with the grant of a sublicense to PATENT RIGHTS to the same sublicensee.

2.2 UNIVERSITY hereby grants to LICENSEE and its AFFILIATES to the extent of the LICENSED TERRITORY an exclusive license under PATENT RIGHTS covering INVENTIONS described in UNIVERSITY files [**] and a non-exclusive license under the PATENT RIGHTS covering INVENTIONS described in UNIVERSITY files [**], in each case to practice such PATENT RIGHTS in the LICENSED FIELD, including to research, develop, make, have made, use, offer for sale, sell and import LICENSED PRODUCTS and/or COMPANY PRODUCTS in the LICENSED FIELD, with the right to sublicense as set forth in Article 6. UNIVERSITY further agrees that it will not grant additional licenses to PATENT RIGHTS to any third parties. In the event that the non-exclusive license granted to Novartis Pharmaceuticals, Inc. (“NOVARTIS”) to practice the PATENT RIGHTS covering the INVENTIONS described in UNIVERSITY files [**] terminates or expires, the non-exclusive licenses granted to LICENSEE under this Section 2.2 below shall convert automatically into an exclusive license grant.

2.3 UNIVERSITY hereby grants to LICENSEE and its AFFILIATES to the extent of the LICENSED TERRITORY a non-exclusive license to possess, use and make BIOLOGICAL MATERIALS in the LICENSED FIELD, with the right to sublicense as set forth in Article 6. Notwithstanding the foregoing, UNIVERSITY agrees that it will not grant additional licenses in the LICENSED FIELD to any third parties to possess, use and make BIOLOGICAL MATERIALS for any commercial purposes or uses. UNIVERSITY further agrees to transfer BIOLOGICAL MATERIALS requested by LICENSEE to LICENSEE within [**] days of any such request, provided that such requests are reasonable.

2.4 UNIVERSITY retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the PATENT RIGHTS and use the BIOLOGICAL MATERIALS and UNIVERSITY TECHNOLOGY for any non-profit purpose, including sponsored research and collaborations.

2.5 HHMI has a paid-up, non-exclusive, irrevocable license to practice the PATENT RIGHTS and use the BIOLOGICAL MATERIALS and UNIVERSITY TECHNOLOGY relating to UNIVERSITY files [**] for HHMI’s research purposes, but with no right to assign or sublicense.

2.6 In the event that in any one year period as indicated in LICENSEE’s written annual summary report pursuant to Section 4.1, LICENSEE a) does not practice under at least one of the PATENT RIGHTS or use at least one of the BIOLOGICAL MATERIALS and b) there are no active sublicenses to PATENT RIGHTS or BIOLOGICAL MATERIALS, this LICENSE AGREEMENT shall become non-exclusive upon written notice by UNIVERSITY of such deficiency if LICENSEE fails to remedy such deficiency within [**] days following such notice. Any conversion to a non-exclusive LICENSE AGREEMENT shall constitute UNIVERSITY’s sole remedy, and LICENSEE’s sole liability, with respect to any unremedied deficiency by LICENSEE under this Section 2.6.

2.7	UNIVERSITY shall be free to publish UNIVERSITY TECHNOLOGY as it sees fit.

2.8 Notwithstanding anything in this LICENSE AGREEMENT to the contrary, (1) any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which arise out of its sponsorship of the research which led to the conception or reduction to practice of INVENTIONS files covered by PATENT RIGHTS and/or incorporating BIOLOGICAL MATERIAL. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the United States Government any of PATENT RIGHTS throughout the world;

2.9 LICENSEE shall obtain no implied license rights to UNIVERSITY TECHNOLOGY, BIOLOGICAL MATERIALS or PATENT RIGHTS. Any rights not expressly granted to LICENSEE shall be retained by UNIVERSITY.

ARTICLE 3: CONSIDERATION

3.1 License Fee. Within the earlier of [**] days following the EFFECTIVE DATE or the consummation of the INITIAL FINANCING (as defined in Section 5.1), LICENSEE will pay a license fee in the form of the reimbursement of costs incurred as of the EFFECTIVE DATE (including attorney’s fees) arising out of the patenting of INVENTIONS in the amount of [**] dollars ($[**]). Such reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder except as may be provided for elsewhere in this LICENSE AGREEMENT.

3.2 Equity.

3.2.1 As further consideration for the rights granted to LICENSEE under this LICENSE AGREEMENT, within [**] days following the EFFECTIVE DATE, LICENSEE will issue directly to the University of North Carolina Foundation, Inc. (the “FOUNDATION”) on behalf of UNIVERSITY that number of shares of common stock of LICENSEE equal to [**] percent ([**]%) of the total number of issued and outstanding EQUITY SECURITIES of LICENSEE on the EFFECTIVE DATE (“INITIAL ISSUANCE”). LICENSEE shall issue additional shares of LICENSEE’s common stock to FOUNDATION on a pro rata basis, such that FOUNDATION’s ownership of outstanding common stock of LICENSEE shall not fall below [**] percent ([**]%) of LICENSEE’s issued and outstanding EQUITY SECURITIES, as calculated after giving effect to the anti-dilutive issuance. Such issuances shall continue after the INITIAL ISSUANCE until such time as LICENSEE shall have received an aggregate of [**] Dollars ($[**]) in cash in exchange for LICENSEE’s EQUITY SECURITIES (the “TRIGGER FINANCING”). After the TRIGGER FINANCING has occurred, no additional shares shall be due to FOUNDATION or UNIVERSITY pursuant to this Section 3.2.1. For purposes of illustration, if LICENSEE achieves the TRIGGER FINANCING as a result of the sale of shares of capital stock in a single transaction having an aggregate purchase price of $[**], FOUNDATION is granted antidilution protection hereunder only on the first $[**] of such shares (i.e., FOUNDATION’s shareholdings will be diluted with respect to the additional shares of capital stock sold for $[**] on such date).

3.2.2 At all times, LICENSEE common stock held by the FOUNDATION shall be subject to a stock purchase agreement in the form set forth in Appendix B (the “STOCK PURCHASE AGREEMENT”), which UNIVERSITY shall cause FOUNDATION to enter into upon LICENSEE’s issuance of such common stock to FOUNDATION hereunder. The UNIVERSITY shall cause FOUNDATION to enter into reasonable or customary agreements required by any future equity investors regarding subjecting their shares of LICENSEE common stock to rights of first refusal and co-sale, such rights to terminate on an initial public offering of LICENSEE stock pursuant to the Securities Act of 1933, as amended.

3.2.3 LICENSEE shall provide to UNIVERSITY (i) within [**] days following the EFFECTIVE DATE a capitalization table indicating the total number of issued and outstanding shares of LICENSEE’s common stock on the EFFECTIVE DATE and the total number of LICENSEE’s other EQUITY SECURITIES on the EFFECTIVE DATE and (ii) within [**] days following the closing of TRIGGER FINANCING a capitalization table indicating the total number of issued and outstanding shares of LICENSEE’s common stock immediately after closing of TRIGGER FINANCING and the total number of LICENSEE’s other EQUITY SECURITIES; each such capitalization table calculated on a fully diluted basis.

3.2.4 In the case where LICENSEE’s EQUITY SECURITIES issued to the FOUNDATION are restricted from resale in compliance with SEC Rule 144 or otherwise as required by law, LICENSEE agrees to remove or cancel the notice of restriction associated with such shares or securities within [**] days of the request of UNIVERSITY provided that any legally required terms of restriction on resale have expired and UNIVERSITY shall have provided such information as is reasonably requested by LICENSEE or LICENSEE’s counsel to ensure compliance with Rule 144.

3.3 Royalty Payments. Beginning on the EFFECTIVE DATE of this LICENSE AGREEMENT and continuing for the life of this LICENSE AGREEMENT, LICENSEE will pay UNIVERSITY a running royalty of [**] percent ([**]%) of all NET SALES of LICENSED PRODUCTS by LICENSEE, its AFFILIATES and/or LICENSEE’s or its AFFILIATES’ sublicensees. LICENSEE shall pay to UNIVERSITY said royalties on LICENSED PRODUCTS concurrently with the making of quarterly written reports as provided in Section 4.2 below. For clarity, no multiple royalties on NET SALES of a LICENSED PRODUCT shall be payable to UNIVERSITY on a single LICENSED PRODUCT, regardless of whether its development, manufacture, use, lease, import, export, offer for sale, sale or practice is or shall be covered by more than one of the PATENT RIGHTS.

Notwithstanding the foregoing, if LICENSEE obtains (or has obtained) one or more licenses under patents or patent applications owned by a third party as reasonably necessary to avoid infringement thereof by the development, manufacture, use, lease, import, export, distribution, offer for sale, and/or sale of any LICENSED PRODUCT, or as reasonably necessary to avoid infringement-related litigation with respect to such patent(s), in either case as determined by LICENSEE in its sole discretion, and the total royalty burden owed by LICENSEE to all of its licensors with respect to such LICENSED PRODUCT exceeds [**]percent ([**]%) of LICENSEE’s aggregate NET SALES for such LICENSED PRODUCT, then LICENSEE may deduct [**] percent ([**]%) of all payments made to such third party to license such patents or patent applications, from the royalty owing to UNIVERSITY for NET SALES of that LICENSED PRODUCT under this Section 3.3, provided that in no event shall the royalties otherwise due UNIVERSITY be less than [**] percent ([**]%) of the royalties that would be payable to UNIVERSITY were UNIVERSITY the sole licensor with respect to such LICENSED PRODUCT.

3.4 Milestone Payments. LICENSEE shall make the following milestone payments for COMPANY PRODUCTS or LICENSED PRODUCTS, as the case may be, within [**] days following the occurrence of each event specified below:

(a)	[**]	[**]
(b)	[**]	[**]
(c)	[**]	[**]
(d)	[**]	[**]
(e)	[**]	[**]
(f)	[**]	[**]
(g)	[**]	[**]

The milestones set forth in clauses (a) through (e) above shall be payable only once upon achievement of such milestone by LICENSEE, its AFFILIATES’ and/or LICENSEE’s or its AFFILIATES’ sublicensees, regardless of the number of COMPANY PRODUCTS and/or LICENSED PRODUCTS developed or commercialized by LICENSEE, its AFFILIATES and/or LICENSEE’s or its AFFILIATES’ sublicensees. Each of the milestones set forth in clauses (f) and (g) shall be payable only with respect to the grant of a sublicense by LICENSEE or its AFFILIATES, as the case may be, to a non-AFFILIATE sublicensee and not with respect to the grant of any further sublicenses by any non-AFFILIATE sublicensee of LICENSEE or of its AFFILIATES.

3.5 All fees, royalties, and other payments due to UNIVERSITY under this LICENSE AGREEMENT shall be made in United States Dollars. If any conversion of foreign currency to United States Dollars is required in connection with such payments due, such conversion shall be made by using the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the reporting period to which such payments relate. If The Wall Street Journal ceases to be published or if the parties agree otherwise, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for LICENSEE or its AFFILIATES, or LICENSEE’s or its AFFILIATES’ sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to UNIVERSITY, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of UNIVERSITY in a recognized banking institution designated by UNIVERSITY or, if none is designated by UNIVERSITY within a period of [**] days, in a recognized banking institute selected by LICENSEE or its AFFILIATE, or LICENSEE’s or its AFFILIATE’s sublicensees, as the case may be, and identified in a notice in writing given to UNIVERSITY.

3.6 In the event royalty payments or other fees are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest and charges at a rate of [**]% per month, but in no event in excess of the maximum rate of interest allowed by law on the total royalties or fees due.

3.7 In the event of default in payment of any payment owing to UNIVERSITY under the terms of this LICENSE AGREEMENT, and if it becomes necessary for UNIVERSITY to undertake legal action to collect said payment, LICENSEE shall pay all reasonable legal fees and costs incurred by UNIVERSITY in connection therewith.

ARTICLE 4: REPORTS

4.1 LICENSEE agrees to make yearly written summary reports to UNIVERSITY by each [**] summarizing in each such report the then current status of the following, to the extent applicable:

a) Development and commercialization of LICENSED PRODUCTS and COMPANY PRODUCTS

b) Collaborations with third parties and sublicensing efforts

c) Progress toward completing milestones described in Section 3.4 above

d) Staffing and management

e) Finances

f) Scientific and business goals for the next year

4.2 Following LICENSEE’s first sale of LICENSED PRODUCT, LICENSEE agrees to make quarterly written reports to UNIVERSITY within [**] days after the last day of each December, March, June and September during the life of this LICENSE AGREEMENT and as of such dates, stating in each such report the number, description, and NET SALES of LICENSED PRODUCTS sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Section 3.3 above. The first such report shall include all such LICENSED PRODUCTS so sold or otherwise disposed of prior to the date of such report. Until LICENSEE has achieved a first commercial sale of a LICENSED PRODUCT, a report shall be submitted by LICENSEE within [**] days after the last day of each December, March, June and September after the EFFECTIVE DATE of this LICENSE AGREEMENT and will include a written report summarizing LICENSEE’s technical and other efforts made towards such first commercial sale of LICENSED PRODUCTS under development.

4.3 LICENSEE will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to UNIVERSITY under this LICENSE AGREEMENT. Such books and records will be kept at LICENSEE’s principal place of business for at least [**] years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times upon reasonable prior notice for inspection by an independent certified public accountant engaged by UNIVERSITY for the purpose of verifying LICENSEE’s royalty statements or LICENSEE’s compliance in other respects with this LICENSE AGREEMENT. Such representative will be obliged to treat as confidential all information obtained during such inspection.

4.4 Inspections made under Section 4.3 above shall be at the expense of UNIVERSITY, unless a variation or error in any amount payable to UNIVERSITY under this LICENSE AGREEMENT exceeding [**] percent ([**]%) of the amount due is discovered in the course of any such inspection, whereupon all reasonable costs relating thereto shall be paid by LICENSEE.

4.5 LICENSEE will promptly pay to UNIVERSITY the full amount of any underpayment, together with interest thereon as set forth in Section 3.6. Any overpayments by LICENSEE discovered in the course of any inspection under Section 4.3 shall be credited against future amounts payable by LICENSEE hereunder or, with respect to any portion of any overpayment which remains uncredited as of the effective date of termination or expiration of this Agreement, shall be refunded to LICENSEE within [**] days following such termination or expiration.

4.6 Reports due under this Article 4 shall be subject to the confidentiality obligations of Section 12.1.

ARTICLE 5: DUE DILIGENCE

5.1 LICENSEE shall secure financing of at least an aggregate of [**] dollars ($[**]) (“INITIAL FINANCING”) within [**] months after the EFFECTIVE DATE. If LICENSEE does not secure such financing within such [**] month period, UNIVERSITY may terminate this

LICENSE AGREEMENT immediately upon written notice to LICENSEE, and such termination shall constitute UNIVERSITY’s sole remedy, and LICENSEE’s sole liability, with respect to LICENSEE’s failure to secure such financing.

5.2 LICENSEE shall use commercially reasonable efforts (either itself or through AFFILIATES or sublicensees) to meet the following development milestone with respect to a COMPANY PRODUCT or LICENSED PRODUCT:

Milestone	Date of Completion
[**]	[**]

ARTICLE 6: SUBLICENSING

6.1 LICENSEE may sublicense any or all of the rights licensed hereunder, provided that (1) such sublicenses (a) cover rights to discover, develop and/or commercialize one or more COMPANY PRODUCTS or LICENSED PRODUCTS, and (b) (i) cover patent rights which are owned or licensed by LICENSEE (other than the PATENT RIGHTS), or (ii) are granted as part of a bona fide collaboration, (2) all such sublicenses are consistent with the requirements set forth in Article 11 and Sections 2.8, 4.2, 4.3, 9.2, 9.3, 9.4, 12.1.1, 12.1.3, 12.4, 12.5 and 12.7 of this LICENSE AGREEMENT, (3) all such sublicenses contain the sublicensee’s acknowledgment of the disclaimer of warranty and limitation on UNIVERSITY’s liability, as provided by Article 10 below, and (4) LICENSEE notifies UNIVERSITY in writing and provides UNIVERSITY with a copy of each such sublicense agreement and each amendment thereto within [**] days after their execution. LICENSEE shall only grant sublicenses that comport with the above requirements.

6.2 With respect to sublicenses granted by LICENSEE under this Article 6, LICENSEE’s royalty obligations on NET SALES of LICENSED PRODUCTS made by sublicensees shall be as set forth in Section 3.3 above, and LICENSEE’s milestone payment obligations on COMPANY PRODUCTS or LICENSED PRODUCTS shall be as set forth in Section 3.4 (a)-(e) above.

6.3 Notwithstanding the execution of any sublicense agreement, LICENSEE agrees to remain primarily liable to UNIVERSITY for performance of all of LICENSEE’s duties and obligations contained in this LICENSE AGREEMENT.

6.4 Upon termination of this LICENSE AGREEMENT for any reason, all sublicense agreements shall survive such termination and remain in force and effect in accordance with their terms and shall be assigned to, and assumed by UNIVERSITY, provided, that the sublicensee is in material compliance with the terms and conditions of its sublicense. LICENSEE shall cause every sublicense agreement to provide LICENSEE the right to assign its rights under the sublicense to UNIVERSITY in the event that this LICENSE AGREEMENT terminates. For such assignment to be effective, UNIVERSITY must accept such assignment in writing, such written acceptance by UNIVERSITY not to be unreasonably withheld, conditioned or delayed, it being understood that each sublicense agreement that survives termination hereunder shall survive even if its assignment to UNIVERSITY is not accepted by UNIVERSITY. Upon LICENSEE’s request, UNIVERSITY shall enter into a “stand-by” license agreement directly with the applicable sublicensee on customary terms.

ARTICLE 7: TERM AND TERMINATION

7.1 This LICENSE AGREEMENT, including the licenses granted pursuant to Sections 2.1, 2.2 and 2.3, shall begin on the EFFECTIVE DATE and, unless terminated sooner as herein provided, end at the expiration of the last to expire VALID CLAIM included in the PATENT RIGHTS. Upon expiration of this LICENSE AGREEMENT under this Section 7.1, the licenses granted pursuant to Sections 2.1, 2.2 and 2.3 shall become a fully paid-up, non-royalty-bearing, perpetual license.

7.2 UNIVERSITY may, by written notice to LICENSEE, immediately terminate this LICENSE AGREEMENT in the event that LICENSEE has not met its obligations under Article 5.1, and such termination shall constitute UNIVERSITY’s sole remedy, and LICENSEE’s sole liability, with respect to LICENSEE’s failure to meet such obligations. Notwithstanding any other provision of any other paragraph of this LICENSE AGREEMENT, LICENSEE shall be given no remedy for this Article 7.2.

7.3 It is expressly agreed that, notwithstanding the provisions of any other paragraph of this LICENSE AGREEMENT, except as provided in Article 7.2 above, if LICENSEE should materially breach this LICENSE AGREEMENT and fail to cure any such breach within [**] days of receipt of written notice from UNIVERSITY describing such breach or, if such breach is not susceptible to cure within [**] days, fail to initiate a cure within such period and diligently pursue a cure until such breach is actually cured, then UNIVERSITY may terminate this LICENSE AGREEMENT upon written notice thereof, such termination to become effective at the end of the applicable cure period.

7.4 If LICENSEE files a petition for or is the subject of a petition for bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, and LICENSEE is unable, within one hundred twenty (120) days following any of the events enumerated above, to secure dismissal, stay or other suspension of such proceedings, then this LICENSE AGREEMENT shall automatically terminate, inasmuch as permitted under applicable and prevailing law.

7.5 LICENSEE may terminate this LICENSE AGREEMENT at any time upon giving written notice of not less than sixty (60) days to UNIVERSITY.

7.6 Upon termination of this LICENSE AGREEMENT in whole or in part, LICENSEE shall provide UNIVERSITY with a written inventory of all UNIVERSITY TECHNOLOGY, BIOLOGICAL MATERIALS and LICENSED PRODUCTS in the process of manufacture, in use or in stock as of the effective date of such termination. Except with respect to termination pursuant to Section 7.3, LICENSEE and its AFFILIATES and sublicensees shall have the privilege of disposing of the inventory of such LICENSED PRODUCTS within a period of [**] days of such termination, subject to LICENSEE’s payment of any royalties applicable to the sale of such LICENSED PRODUCTS hereunder. LICENSEE and its AFFILIATES and sublicensees will also have the right to complete performance of all contracts for the sale of

LICENSED PRODUCTS by LICENSEE requiring use of UNIVERSITY TECHNOLOGY or PATENT RIGHTS (except in the case of termination pursuant to Section 7.3) within and beyond said period of [**] days provided that, unless otherwise agreed by the parties, the remaining term of any such contract does not exceed one year. Nothing in this Section 7.6 shall be construed to limit the provisions of Section 6.4.

7.7 Any termination or expiration under any provision of this LICENSE AGREEMENT shall not relieve either party of its obligation which have accrued as of the effective date of such termination or expiration, including the obligation of LICENSEE to pay any royalty or other fees due or owing at the time of such termination or expiration.

ARTICLE 8: PATENT PROSECUTION AND MAINTENANCE

8.1 LICENSEE shall bear the cost of all reasonable out-of-pocket patent expenses incurred following the EFFECTIVE DATE associated with the preparation, filing, prosecuting, issuance and maintenance of all Patent applications and Patents included within the PATENT RIGHTS, except for patent costs associated with PATENT RIGHTS covering INVENTIONS in UNIVERSITY files [**], in which case LICENSEE shall be responsible for only [**] percent ([**])% of the reasonable out-of-pocket patent expenses associated with the preparation, filing, prosecuting, issuance and maintenance of patent applications and patents included within such PATENT RIGHTS covering INVENTIONS in UNIVERSITY files [**]. Notwithstanding the foregoing, in the event that the non-exclusive license granted to NOVARTIS to practice the PATENT RIGHTS covering INVENTIONS in UNIVERSITY files [**] terminates, LICENSE shall be responsible for 100% of such reasonable out-of-pocket patent expenses incurred following the EFFECTIVE DATE associated with such PATENT RIGHTS.

Such filings and prosecution shall be by counsel of UNIVERSITY’s choosing and reasonably acceptable to LICENSEE, and shall be in the name of UNIVERSITY. Subject to the remainder of this Article 8, UNIVERSITY shall be responsible for prosecuting and maintaining the PATENT RIGHTS and shall keep LICENSEE advised as to the prosecution and maintenance of such PATENT RIGHTS by forwarding to LICENSEE (and instructing its patent counsel to forward) copies of all official correspondence (including, but not limited to, Applications, Office Actions, responses, notification of fees due, etc.) relating thereto. UNIVERSITY shall provide (itself or through such patent counsel) to LICENSEE a copy of each proposed correspondence, including without limitation patent applications, reasonably in advance of any applicable filing or response deadline to allow LICENSEE to review and comment on the content of such proposed correspondence and advise UNIVERSITY as to the conduct of such prosecution and maintenance, and UNIVERSITY shall give due consideration to all such comments and advice, provided, however, that UNIVERSITY shall have the right to make the final decisions for all matters associated with such prosecution and maintenance.

8.2 As regards prosecution and maintenance of foreign patent applications corresponding to any U.S. Patent applications within the PATENT RIGHTS, LICENSEE shall designate in writing that country or those countries, if any, in which LICENSEE desires such corresponding patent application(s) to be filed. LICENSEE shall pay all costs and legal fees as set forth in Section 8.1 associated with the preparation, filing, prosecuting, issuance and maintenance of such designated foreign patent applications and foreign patents. All such applications shall be in the UNIVERSITY’s name.

8.3 By written notification to UNIVERSITY at least [**] days in advance of any filing or response deadline, or fee due date, LICENSEE may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that LICENSEE pays for all costs, as set forth in Section 8.1, incurred up to UNIVERSITY’s receipt of such notification. Failure by LICENSEE to provide such notification within such [**] day period may be deemed by UNIVERSITY as LICENSEE’s notice that it wishes to support such patent(s) or patent application(s). LICENSEE shall also have the right, at any time and without penalty, to forfeit its rights under this LICENSE AGREEMENT to any PATENT RIGHT upon written notice to UNIVERSITY, provided that LICENSEE pays for all costs, as set forth in Section 8.1, incurred up to UNIVERSITY’s receipt of such notification and, if there are no remaining PATENT RIGHTS covered under the license granted to LICENSEE hereunder, either party may terminate this LICENSE AGREEMENT immediately upon written notice to the other party. Upon receipt of any such notice, UNIVERSITY may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit, and any rights or license granted hereunder held by LICENSEE, AFFILIATE or SUBLICENSEE(S) relating to such patent application or patent shall terminate.

8.4 UNIVERSITY may elect to file corresponding patent applications in countries other than those designated by LICENSEE under Section 8.2, but in that event UNIVERSITY shall so notify LICENSEE and if LICENSEE notifies UNIVERSITY that it does not desire patent protection in such country, such patent application shall not be deemed a LICENSE PATENT RIGHT hereunder and UNIVERSITY shall be responsible for all costs associated with such non-designated filings. In such event, LICENSEE shall forfeit its rights under this LICENSE AGREEMENT in the country(ies) where UNIVERSITY exercises its option to file such corresponding patent applications.

8.5 Notwithstanding any of the foregoing, if UNIVERSITY decides to abandon or discontinue the prosecution and/or maintenance of any PATENT RIGHTS (upon which decision UNIVERSITY shall give LICENSEE timely advance written notice in a manner that is consistent with UNIVERSITY’s standard practices and, if reasonably possible, provide at least [**] months in advance of the effective date of UNIVERSITY’s decision), or if UNIVERSITY fails to prosecute and maintain such PATENT RIGHT within a reasonable period of time, LICENSEE shall have the right, but not the obligation, to continue the prosecution and maintenance of such abandoned PATENT RIGHT, at its sole discretion and expense.

ARTICLE 9: INFRINGEMENT

9.1 If the production, sale or use of LICENSED PRODUCTS under this LICENSE AGREEMENT by LICENSEE results in any third party claim for patent infringement against LICENSEE, LICENSEE shall promptly notify the UNIVERSITY thereof in writing, setting forth the facts of such claim in reasonable detail. LICENSEE shall have the sole right, in its discretion and at its own expense, to defend and control the defense and settlement of any such claim against LICENSEE, by counsel of its own choice. UNIVERSITY agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending any such action. LICENSEE shall reimburse UNIVERSITY for any reasonable out of pocket expenses incurred in providing such assistance.

9.2 In the event that any PATENT RIGHTS licensed to LICENSEE are infringed by a third party, LICENSEE shall have the first right, but not the obligation, to institute, prosecute and control (including as to the settlement thereof) any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. UNIVERSITY agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in instituting any such action, including the UNIVERSITY joining any such action as a party if applicable law or court rules provide that a court would lack jurisdiction based on UNIVERSITY’s absence as a party in such action. It is understood that any settlement, consent judgment or other voluntary disposition of such actions that would materially adversely affect the PATENT RIGHTS must be approved by UNIVERSITY, such approval not to be unreasonably withheld, conditioned or delayed. If LICENSEE recovers monetary damages in the form of lost profits from a third party infringer, then LICENSEE shall pay to UNIVERSITY the owed royalties on the recovered profits. If LICENSEE recovers monetary damages in the form of a reasonable royalty, then LICENSEE shall remit to UNIVERSITY [**] percent ([**]%) of the reasonable royalty awarded.

9.3 If LICENSEE elects not to enforce any patent within the PATENT RIGHTS, then LICENSEE shall notify UNIVERSITY in writing within [**] days of receiving notice that an infringement exists. UNIVERSITY may then, at its own expense and control, take steps to defend or enforce any patent within the PATENT RIGHTS and recover, for its own account, any damages, awards or settlements resulting therefrom, provided, that UNIVERSITY shall first reimburse LICENSEE for any reasonable expenses and attorneys’ fees incurred by LICENSEE relating to the suit.

9.4 Notwithstanding the foregoing, and in UNIVERSITY’s sole discretion and expense, UNIVERSITY shall be entitled to participate through counsel of its own choosing in any legal action involving the INVENTION and PATENT RIGHTS. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

ARTICLE 10: REPRESENTATIONS

10.1 UNIVERSITY makes no warranties that any patent will issue on UNIVERSITY TECHNOLOGY or INVENTION. UNIVERSITY does not warrant the validity of any patent included in the PATENT RIGHTS or that practice under such patents shall be free of infringement.

10.2 UNIVERSITY represents and warrants that (a) it has the authority to execute and deliver this LICENSE AGREEMENT, (b) to the best of its knowledge, after reasonable inquiry, it owns all right, title and interest in and to the PATENT RIGHTS, UNIVERSITY TECHNOLOGY and BIOLOGICAL MATERIALS, (c) to the best of its knowledge, after reasonable inquiry, it has the right to grant the licenses granted to LICENSEE on the terms set forth herein and to perform the other transactions contemplated under the LICENSE AGREEMENT without violating any agreement, instrument or contractual obligation to which UNIVERSITY is bound (which representation does not limit the representation set forth in clause (d)), (d) as of the EFFECTIVE DATE, UNIVERSITY has granted solely to NOVARTIS, and to no other person or entity, a non-exclusive license to practice BIOLOGICAL

MATERIALS, and PATENT RIGHTS covering INVENTIONS, described in UNIVERSITY files [**], and the terms of this LICENSE AGREEMENT do not conflict with the terms of UNIVERSITY’s license agreement with NOVARTIS, (e) the patent costs incurred by UNIVERSITY with respect to PATENT RIGHTS as of the EFFECTIVE DATE are $[**] and no more, and (f) to the best of its knowledge, after reasonable inquiry, each patent and patent application included within the PATENT RIGHTS as of the EFFECTIVE DATE sets forth a complete and accurate list of inventors.

10.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, UNIVERSITY DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. LICENSEE, AFFILIATE(S) AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY LICENSEE, ITS SUBLICENSEE(S) AND AFFILIATE(S) WHICH IS A LICENSED PRODUCT(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 11: INDEMNIFICATION

11.1 In exercising its rights under this LICENSE AGREEMENT, LICENSEE shall use commercially reasonable efforts to comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this LICENSE AGREEMENT. LICENSEE further agrees to indemnify and hold UNIVERSITY harmless from and against any costs, expenses, attorney’s fees, citation, fine, penalty and liability of every kind and nature which might be imposed on UNIVERSITY by reason of any asserted or established violation by LICENSEE of any such laws, order, rules and/or regulations.

11.2 LICENSEE agrees to indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents (collectively, “UNIVERSITY INDEMNITEES”), against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, (including without limitation reasonable attorneys’ fees and other reasonable costs and expenses of defense) (collectively, “CLAIMS”) resulting from or arising out of the exercise of this LICENSE AGREEMENT. The previous sentence shall not apply to any CLAIM that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of, or the breach of this LICENSE AGREEMENT by, any UNIVERSITY INDEMNITEE.

11.3 HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI INDEMNITEES”), will be indemnified, defended by counsel acceptable to HHMI (which acceptance shall not be unreasonably withheld, conditioned or delayed), and held harmless by the LICENSEE, from and against any CLAIM based upon, arising out of, or otherwise relating to this LICENSE AGREEMENT, sublicense, or other contract or agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any CLAIM that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI INDEMNITEE.

11.4 With respect to any CLAIM for which an UNIVERSITY INDEMNITEE or HHMI INDEMNITEE seeks indemnification under Section 11.1, 11.2 or 11.3, as applicable, UNIVERSITY shall promptly notify LICENSEE of such CLAIM. In the case of any HHMI INDEMNITEE, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI INDEMNITEE to give reasonably prompt notice to LICENSEE of any such claim shall not affect the rights of such HHMI INDEMNITEE unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects LICENSEE. LICENSEE shall manage and control, at its sole expense, the defense of the CLAIM and its settlement, provided, that, LICENSEE shall not enter into any settlement of such CLAIM that would impose any liability or obligation on any UNIVERSITY INDEMNITEE without such UNIVERSITY INDEMNITEE’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, LICENSEE agrees not to settle any CLAIM against an HHMI INDEMNITEE without HHMI’s written consent , where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI INDEMNITEE’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI INDEMNITEES from all liability for claims that are the subject matter of the settled CLAIM. Any UNIVERSITY INDEMNITEE or HHMI INDEMNITEE being indemnified hereunder shall cooperate with LICENSEE in LICENSEE’s defense and settlement of such CLAIM.

11.5 LICENSEE is required to maintain (itself or through its AFFILIATES or sublicensees) in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Sections 11.1, 11.2, and 11.3 above, taking into account the nature and size of LICENSEE’s business to which this LICENSE AGREEMENT relates and the stage of development of products under this LICENSE AGREEMENT, and subject to normal deductions and limits. Notwithstanding the foregoing, LICENSEE may satisfy its obligations hereunder through the maintenance of a reasonable self-insurance program by a large pharmaceutical company (i.e., with at least $[**] in sales in its most recent year) as a sublicensee hereunder. The UNIVERSITY shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

ARTICLE 12: MISCELLANEOUS

12.1 Confidentiality.

12.1.1 LICENSEE shall keep confidential and, without prior written consent of UNIVERSITY, shall not disclose any UNIVERSITY TECHNOLOGY or any patent applications furnished by UNIVERSITY pursuant to this LICENSE AGREEMENT to third parties, except (a) to existing and prospective investors, lenders, acquirors, collaborators, licensees and other parties in the chain of development, manufacturing, commercialization and distribution, in each case under a confidentiality agreement with terms no less restrictive than those contained in this Section 12.1, or (b) to the extent necessary to obtain regulatory approval for, or to sell, a LICENSED PRODUCT or COMPANY PRODUCT, or to obtain patent protection in connection with such LICENSED PRODUCT or COMPANY PRODUCT.

12.1.2. In consideration of the disclosure of CONFIDENTIAL INFORMATION by LICENSEE during the term of this LICENSE AGREEMENT, including in the form of reports as required in Article 4 and copies of sublicense agreements pursuant to Section 6.1 above, UNIVERSITY hereby agrees that it will:

(a)	keep such information secret and confidential, and not at any time without the prior written consent of LICENSEE disclose or reveal such reports to any third party or use such information other than for purposes of performing this LICENSE AGREEMENT; and

(b)	treat such information with the same degree of care as it treats its own confidential information, but no less than reasonable care.

12.1.3 The undertakings of confidentiality in Sections 12.1.1 and 12.1.2 above shall not apply to any information which the recipient can prove by written evidence: (i) is in or comes into the public domain or ceases to be confidential, other than as a result of wrongful disclosure by recipient; (ii) becomes available to recipient on a non-confidential basis from a third party source under no duty of confidentiality to provider; (iii) is independently generated by recipient employees without reference to such information; or (iv) is required to be disclosed by any applicable law or order of a court of competent jurisdiction, or by the rules, regulations, requirements or order of any recognized stock exchange or other regulatory or governmental authority, provided always that prior to making such disclosure recipient shall (to the extent practicable or permitted by law) consult with provider as to the proposed form, nature, extent and purpose of the disclosure and shall use commercially reasonable efforts to ensure that any such disclosure is kept to a minimum and to permit recipient sufficient time to apply for and obtain a protective order against such disclosure.

12.2 Assignability. This LICENSE AGREEMENT is binding upon and shall inure to the benefit of the UNIVERSITY, LICENSEE, and each party’s successors and assigns. However, this LICENSE AGREEMENT shall be personal to LICENSEE, and it is not assignable by LICENSEE to any other person or entity without the written consent of UNIVERSITY, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, LICENSEE shall be free to assign this LICENSE AGREEMENT in connection with any merger or sale of all or substantially all of its assets or business to which this LICENSE AGREEMENT relates without the consent of the UNIVERSITY.

12.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.4 Use of UNIVERSITY’s Name. The use of the name of UNIVERSITY, or any contraction thereof, in any manner in connection with the exercise of this LICENSE AGREEMENT is expressly prohibited without the prior written consent of UNIVERSITY, except as otherwise may be required by applicable law, or any judicial, governmental, regulatory or stock exchange requirement, regulation, rule or order.

12.5 HHMI as Third Party Beneficiary. HHMI is not a party to this LICENSE AGREEMENT and has no liability to any licensee, sublicensee, or user of anything covered by this License Agreement, but HHMI is an intended third-party beneficiary of the provisions of this LICENSE AGREEMENT that are expressly stated as being for the benefit of HHMI, which provisions are enforceable by HHMI in its own name.

12.6 Independent Contractor Status. Neither party hereto is an agent of the other for any purpose.

12.7 U.S. Manufacture. It is agreed, as required by 35 U.S.C. § 204, that any LICENSED PRODUCTS used or sold in the United States shall be substantially manufactured in the United States.

12.8 Notice. Any notice required or permitted to be given to the parties hereto shall be in writing and deemed to have been properly given (a) upon delivery, if delivered in person, (b) on the next business day if delivered by reputable overnight courier, or (c) three (3) business days after the date mailed if mailed by first-class mail, return receipt requested, in each case to the other party at the appropriate address as set forth below. Other addresses may be designated in writing by the parties during the term of this LICENSE AGREEMENT.

UNIVERSITY	LICENSEE

Catherine Innes	Epizyme, Inc.
Director	c/o MPM Capital L.P.
Office of Technology Development	The John Hancock Tower
CB #4105, 308 Bynum Hall	200 Clarendon Street
UNC-CH	54th Floor
Chapel Hill, NC 27599-4105	Boston, MA 02116
Attn: Kazumi Shiosaki

With a copy to:

WilmerHale LLP
60 State Street
Boston, MA 02109
Attn: David E. Redlick, Esq.

12.9 Governing Law. This LICENSE AGREEMENT shall be interpreted and construed in accordance with the laws of the State of North Carolina.

12.10 Dispute Resolution. If a dispute arises out of or relates to this LICENSE AGREEMENT or its breach, the parties shall try to amicably resolve such dispute through negotiation. If the dispute cannot be settled through negotiation within [**] days, UNIVERSITY and LICENSEE agree to submit the dispute for resolution through arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Washington, D.C. The award through arbitration shall be final and binding on the parties. Either party may enter any such award with a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party hereto shall have the right, without waiving any right or remedy available to such party under this LICENSE AGREEMENT, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder. In addition, notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth above.

12.11 Complete Agreement. It is understood and agreed between UNIVERSITY and LICENSEE that this LICENSE AGREEMENT (including all exhibits hereto) and the STOCK PURCHASE AGREEMENT (as defined in Section 3.2.2) constitute the entire agreement, both written and oral, between the parties, as to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are null and void and of no further force or effect.

12.12 Severability. In the event that any provision of this LICENSE AGREEMENT is found to be invalid or unenforceable, such finding shall have no effect on the remaining provisions of this LICENSE AGREEMENT, which shall continue in full force and effect. The parties shall consult and use commercially reasonable efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for any provision which is found to be invalid or unenforceable in light of the intent of this LICENSE AGREEMENT.

12.13 Survival of Terms. The provisions of Sections 2.8, 4.3, 4.4, 4.5, 4.6, 6.4, 7.1 (last sentence only), 7.6 and 7.7, and Articles 3 (solely to the extent that any amounts are due but unpaid hereunder), 11 and 12, shall survive the expiration or termination of this LICENSE AGREEMENT.

12.14 Counterpart Signatures. This LICENSE AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this LICENSE AGREEMENT on the EFFECTIVE DATE, in duplicate originals, by the duly authorized respective officers. ZHANG has likewise indicated his acceptance of the terms hereof by signing below.

THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL	EPIZYME, INC.

/s/ Catherine Innes	/s/ Kazumi Shiosaki
Signature	Signature

Catherine Innes	Kazumi Shiosaki
Printed Name	Printed Name

Director, Office of Technology Development	President and CEO
Title	Title

1/7/08	January 7 2008
Date	Date

ACKNOWLEDGED AND AGREED BY:

ZHANG:

/s/ Yi Zhang
Signature

Yi Zhang, Ph.D.
Printed Name

1/7/08
Date

APPENDIX A – PATENT RIGHTS

EZH2 Family (UNIVERSITY file [**])

[**]

JMJ Demethylase Family (UNIVERSITY files [**])

[**]

DOT1 Family (UNIVERSITY files [**])

[**]

BMI-1 Family (UNIVERSITY file [**])

[**]

[**]

APPENDIX A (continued) - BIOLOGICAL MATERIALS

Reagents transferred:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

APPENDIX B – STOCK PURCHASE AGREEMENT

EPIZYME, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of January 22, 2008, by and between Epizyme, Inc., a Delaware corporation (the “Company”), and the University of North Carolina Foundation, Inc., a nonprofit institution organized under the laws of North Carolina (the “Purchaser”).

The parties hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1 Sale and Issuance of Initial Closing Shares. No later than thirty (30) days after the Effective Date (as defined in the License Agreement (as defined in Section 2 below)), the Company shall issue to the Purchaser, on the terms and conditions contained in this Agreement, 296,000 shares (the “Initial Closing Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), which number of shares represents [**] percent ([**]%) of the total number of issued and outstanding Equity Securities (as defined in the License Agreement) of the Company as of the Effective Date (as defined in the License Agreement). The purchase and sale of the Initial Closing Shares shall take place on a date designated by the Company (or on such other date as the Company and the Purchaser mutually agree upon), which shall be referred to in this Agreement as the “Initial Closing.”

1.2 Sale and Issuance of Additional Shares. In accordance with and subject to Section 3.2.1 of the License Agreement, the Company shall from time to time, if necessary, issue to the Purchaser additional shares of Common Stock (the “Additional Shares”) on a pro rata basis, so that the Purchaser’s ownership of outstanding Common Stock shall not fall below [**] percent ([**]%) of the Company’s issued and outstanding Equity Securities (as defined in the License Agreement), as calculated after giving effect to such issuance of additional shares. Each purchase and sale of Additional Shares shall take place on a date designated by the Company (or on such other date as the Company and the Purchaser mutually agree upon), each of which shall be referred to in this Agreement as an “Additional Closing.”

1.3 Trigger Financing. In accordance with Section 3.2.1 of the License Agreement, no Additional Closings shall occur and no Additional Shares shall be issued to the Purchaser under the Agreement after the Trigger Financing (as defined in the License Agreement) has occurred.

1.4 Definitions. The Initial Closing Shares and any Additional Shares issued to the Purchaser under this Agreement are collectively referred to in this Agreement as the “Shares.” The Initial Closing and any Additional Closings are collectively referred to herein as the “Closings.” In this Agreement, the term “Closing” shall apply to each of the Initial Closing and any Additional Closing unless otherwise specified.

1.5 Stock Certificates. At each Closing, the Company shall deliver to the Purchaser one or more stock certificate(s) representing the Shares being issued to the Purchaser at such Closing.

2. Consideration; Expiration or Termination of License Agreement. The Shares issued at each Closing are being issued as partial consideration for The University of North Carolina at Chapel Hill (the “University”) entering into and performing its obligations under that certain License Agreement dated January 7, 2008 by and between the University and the Company (the “License Agreement”). No cash consideration is payable by the Purchaser for the purchase of the Shares. Notwithstanding anything to the contrary in this Agreement, from and after the termination or expiration of the License Agreement, the Company shall not be obligated to issue any additional Shares pursuant to this Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that as of the date of this Agreement:

3.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 The Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable.

3.3 The Company’s Certificate of Incorporation and Bylaws in effect immediately prior to the Initial Closing are each in the form provided to the Purchaser.

3.4 The Company is not a party to any actions, suits, or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company, its officers or directors in their capacity as such or its properties in any court or before any governmental or administrative agency, which would reasonably be expected to have a material adverse effect on the Company’s business as now conducted or as currently proposed to be conducted or on its properties, financial condition, or income, or the transactions contemplated by this Agreement or the License Agreement, and the Company is not in default under any order or judgment of any court or governmental or administrative agency.

3.5 The Company is not a party to any agreement or instrument, or subject to any charter, bylaw, or other corporate restrictions materially adversely affecting its business and operations, or its property, assets, or financial condition.

3.6 The Company is not in material default or breach in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any bond, debenture, note, or other evidence of indebtedness or any material contract or other agreement of the Company.

3.7 This Agreement has been duly authorized, executed, and delivered on behalf of the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, and the Company has full power and lawful authority to issue and sell the Shares on the terms and conditions herein set forth.

3.8 Consummation of the transactions contemplated by this Agreement in compliance with the provisions of this Agreement will not result in any material breach of any of the terms, conditions, or provisions of, or constitute a material default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of the Company pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which the Company is a party or by which the Company may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to the Company or any of its property.

3.9 The Company is in material compliance with all applicable federal, state and local environmental laws and, to the Company’s knowledge, there are no conditions currently existing or contemplated which are likely to subject the Company to damages, penalties, injunctive relief, removal costs, remedial costs or cleanup costs under any such laws or assertions thereof.

3.10 There are no restrictions relating to the transfer and voting of the Shares issued to the Purchaser hereunder, other than under applicable securities laws and this Agreement.

3.11 Since its incorporation, the Company has been engaged solely in organizational activities, recruiting employees, executives and advisors, entering into this Agreement and the License Agreement, raising capital and otherwise commencing operations as a biotechnology company, and has not incurred any extraordinary liabilities beyond those necessary to engage in the foregoing activities.

3.12 The Company has timely filed all tax returns and reports required to be filed by it. The Company has timely paid all taxes, interest and penalties required to be paid pursuant to said returns or otherwise required to be paid by it.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that as of the date of this Agreement:

4.1 The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser is acquiring the Shares for investment for the Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

4.2 The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

4.3 The Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares. The Purchaser understands that the certificate evidencing the Shares will be imprinted with a legend in a form satisfactory to the Company which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel to the Company.

4.4 The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5. Conditions to Closing. The obligations of the Company to issue Shares at the Initial Closing or any Additional Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Purchaser in the case of Section 5.1 and by the Company in the case of Section 5.2:

5.1 Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all respects as of such Closing.

5.2 Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in Section 4 hereof shall be true and correct in all respects as of such Closing.

6. Right of First Refusal.

6.1 If the Purchaser proposes to transfer any Shares, then the Purchaser shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares that the Purchaser proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

6.2 For thirty (30) days following delivery to the Company of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Purchaser within such thirty (30) day period. Within ten (10) days after delivery to the Purchaser of such notice, the Purchaser shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Purchaser or with duly endorsed stock powers attached thereto, all in form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Purchaser a check in payment of the purchase price for the Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice.

6.3 If the Company does not elect to acquire any of the Offered Shares, the Purchaser may, within the thirty (30) day period following the expiration of the option granted to the Company under Section 6.2 above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 6 shall remain subject to this Agreement (including without limitation the right of first refusal set forth in this Section 6) and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

6.4 After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 6.2 above, the Company shall not pay any dividend to the Purchaser on account of such Offered Shares or permit the Purchaser to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

6.5 The following transactions shall be exempt from the provisions of this Section 6:

(a) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act; and

(b) the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).

6.6 The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 6 to one or more persons or entities.

6.7 The provisions of this Section 6 shall terminate upon the earlier of the following events:

(a) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act or such time as the Company has a class of equity securities registered under the Securities Exchange Act of 1934, as amended; or

(b) the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

6.8 The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

7. Stock Certificate Legends. The stock certificate(s) evidencing the Shares issued hereunder shall be endorsed with the following legends, in addition to any legends that may be required by applicable law:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND FORFEITURES AS SET FORTH IN A CERTAIN COMMON STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THESE SHARES (OR ITS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

8. Agreement in Connection with Public Offering. The Purchaser hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial underwritten public offering of the Company (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days, plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the Financial Industry Regulatory Authority, Inc. or any similar successor provision) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of other securities, in cash or otherwise. The foregoing provisions of this Section 8 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to shares acquired following the IPO. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Purchaser further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 8 or that are reasonably necessary to give further effect thereto. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of the Company held by the Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

9. General Provisions.

9.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to principles relating to conflicts of law.

9.2 Notice. Any notice, demand or request required or permitted to be given by either the Company or a Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the United

States mail, first class with postage prepaid, and addressed to the party at the address of the party set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

9.3 Assignability. The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company and any purported transfer otherwise shall be null and void.

9.4 Waiver. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

9.5 Amendments. Any term of this Agreement may be amended, terminated or waived only with the written consent of each of the parties hereto.

9.6 Counterparts. This Agreement may be executed in counterparts and signatures may be delivered via facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

9.7 Titles. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8 Severability. If one more provisions of this Agreement are held to be unenforceable, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision we so excluded and shall be enforceable in accordance with its terms.

9.9 Entire Agreement. This Agreement and the License Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof; provided, however, that in the event of any inconsistency between the terms of this Agreement and the License Agreement, the terms of this Agreement shall govern. Any and all other written or oral agreements existing between the parties hereto are expressly cancelled.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

COMPANY:

EPIZYME, INC.

By:	/s/ Kazumi Shiosaki
Name: Kazumi Shiosaki
Title: CEO
Address: c/o MPM Capital
200 Clarendon St., #54
Boston, MA 02116

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

PURCHASER:

UNIVERSITY OF NORTH CAROLINA FOUNDATION, INC.

By:	/s/ Richard L. Mann
	Name:	Richard L. Mann
	Title:	Treasurer
Address: